Exhibit 99.1

Thursday 4 October 2012

CSR plc announces the completion of the transfer of its handset connectivity and location development operations and technology to Samsung Electronics Co., Ltd.

CSR plc (LSE: CSR.L, NASDAQ: CSRE) (“CSR” or the “Company”) today announces that it has completed the transfer of its handset connectivity and location development operations and technology to Samsung Electronics Co., Ltd. (“Samsung”) for US$310 million in cash (the “Transaction”).

The Company intends to return up to US$285 million to holders of its Ordinary Shares and American Depositary Shares representing Ordinary Shares comprising the net proceeds of the Transaction and the Equity Investment, together with US$40.5 million allocated to the buy-back announced in February 2012 that has not yet been used, by means of a tender offer to be launched during Q4 2012.

Joep van Beurden, CEO commented

“We are delighted to have completed this transaction and believe that it will accelerate our transformation into a higher gross margin platform company operating in attractive growth markets where we have leading market positions. As a result, we will be a more competitive, more differentiated and more profitable business.”

THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY CSR PLC ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES (TOGETHER, THE “SECURITIES”). THE RETURN OF CAPITAL DESCRIBED IN THIS ANNOUNCEMENT HAS NOT BEEN IMPLEMENTED AND THE POTENTIAL TENDER OFFER HAS NOT COMMENCED. IF THE RETURN OF CAPITAL IS EFFECTED BY MEANS OF A TENDER OFFER, CSR PLC WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UPON THE COMMENCEMENT OF SUCH TENDER OFFER. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE MAKING ANY DECISION TO TENDER THE SECURITIES IN THE POTENTIAL TENDER OFFER. IF THE TENDER OFFER IS COMMENCED, THESE MATERIALS, AS WELL AS ANY UPDATES TO THEM OR OTHER DOCUMENTS FILED WITH THE SEC, WILL BE MADE AVAILABLE TO ALL CSR PLC SHAREHOLDERS AND HOLDERS OF AMERICAN DEPOSITARY SHARES AT NO EXPENSE TO THEM BY CONTACTING CSR PLC OR THROUGH CSR PLC’S WEBSITE WWW.CSR.COM. IN ADDITION, ALL SUCH MATERIALS (AND ALL OTHER TENDER OFFER DOCUMENTS FILED WITH THE SEC) WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV.